FOR IMMEDIATE RELEASE:

Media Relations:	Investor Relations:

FastLane Communications	Wolfe Axelrod Weinberger Associates, LLC
Chris Faust	Donald C. Weinberger; Adam Lowensteiner
(973) 582-3498	(212) 370-4500; (212) 370-4505
cfaust@fast-lane.net	don@wolfeaxelrod.com
adam@wolfeaxelrod.com

Onstream Media Corporation Announces First Quarter Fiscal 2013 Financial Results

- Company Reports Higher Audio and Web Conferencing Revenues along with Continued Reduction in Operating Expenses –

- Management to Hold Conference Call for Investment Community on

Wednesday, February 20, 2013 at 4:00pm ET -

POMPANO BEACH, FL, February 20, 2013 – Onstream Media Corporation (OTCQB: ONSM), a leading online service provider of live and on-demand corporate audio and web communications and virtual event technology with integrated social media marketing tools, announced today its financial results for the first quarter ended December 31, 2012.

Highlights

•         Revenues for the first quarter of fiscal 2013 were approximately $4.3 million as compared to approximately $4.5 million for the comparable quarter of fiscal 2012. This decrease was primarily the result of the loss of a single customer that we were providing streaming services to at very little margin, as part of a larger business relationship that is still in place. Therefore, the loss of this customer and the related revenues did not have a material impact on our net operating results.

•         Audio and Web Conferencing Services Group revenues were approximately $2.6 million for the three months ended December 31, 2012, an increase of approximately $104,000 (4.2%) from the corresponding period of the prior fiscal year. This increase included only one month of revenues from the Intella2 Inc. assets and operations of Intella2, a San Diego-based communications company, which Onstream acquired on November 30, 2012.

•         Onstream’s EBITDA, as adjusted, for the three months ended December 31, 2012 was negative ($38,997), a $97,536 improvement as compared to EBITDA, as adjusted, of negative ($136,533) for the first quarter of fiscal 2012. EBITDA for the current year quarter was adversely affected by a one-time expense for fees related to the Intella2 acquisition.

•         Consolidated gross margin percentage was 70.3% for the three months ended December 31, 2012, versus 65.7% for the corresponding period of the prior fiscal year. This improvement was due to reductions in Infinite cost of sales as well as the discontinuance of a single low margin DMSP and hosting customer as noted above.

•         Consolidated operating expenses were approximately $3.3 million for the three months ended December 31, 2012, a decrease of approximately $133,000 (3.8%) from the corresponding period of the prior fiscal year, primarily due to an approximately $200,000, or 33.0%, decrease in professional fees expense as compared to the corresponding period of the prior fiscal year.

•         Cash flow from operating activities (before changes in current assets and liabilities other than cash) for the three months ended December 31, 2012 was negative ($10,425), compared to net cash provided by operating activities of $110,259 for the three months ended December 31, 2011. Cash used in operations for the current year quarter included a one time expense of $85,000 for broker’s fees related to the  Intella2 acquisition, an approximately $65,000 cost of a funding commitment letter as well as an increase in interest expense arising from the debt financing used to acquire Intella2 and without the full benefit of the Intella2 revenues for the first quarter.

Management Commentary

Randy Selman, President and Chief Executive Officer of Onstream Media, stated, “The impact of the changes we’ve made over the past couple of years is starting to reveal itself, especially in the lower cost structure as well as the much improved gross profit margin as we have focused on more profitable business. While operations did use some cash during the quarter, that usage included a few expense items that were of a one-time or unusual nature, including items from our acquisition of Intella2 that will not recur. Also, the current quarter only had one month of revenue from our newly acquired Intella2 operations.”

Mr. Selman continued, “We believe that our webcasting division revenues will be favorably impacted during the remainder of fiscal 2013 by a comprehensive update to our webcasting platform (V4), which we released in January 2013. We also expect to eventually see increased webcasting sales as a result of a recently introduced MP365 pricing model that includes a fixed monthly fee to us as well as establishes MP365 as a value-added platform to assist the customer in using our webcasting services and more particularly, our webinar services.”

Mr. Selman concluded, “We believe that fiscal 2013 is off to a good start although it was affected by the one-time or unusual expenses previously discussed. Also, as a result of a major storm system affecting the northeastern United States on October 29, 2012, our Infinite division’s primary operating office location in New Jersey was closed and/or impaired for a few weeks. Although it is difficult to quantify the financial impact of this event, particularly with respect to lost revenue opportunities, we have estimated the impact to be at least $70,000. Looking at the remainder of the year we believe we are on track to show improved results. We continue to maintain our expectations that consolidated fiscal 2013 revenues will exceed the respective corresponding fiscal 2012 amounts for the year as a whole, as well as consolidated gross margin (in dollars) for fiscal year 2013 to exceed the corresponding fiscal 2012 and remain confident in showing improved top and bottom lines for fiscal 2013.”

Financial Discussion

Consolidated operating revenue was approximately $4.3 million for the three months ended December 31, 2012, a decrease of approximately $234,000 (5.2%) from the corresponding period of prior fiscal year, due to decreased revenues of the Digital Media Services Group.

Digital Media Services Group revenues were approximately $1.7 million for the three months ended December 31, 2012, a decrease of approximately $339,000 (16.8%) from the corresponding period of the prior fiscal year, primarily due to a decrease in DMSP and hosting division revenues. This decrease was primarily the result of the loss of a single customer that we were providing streaming services to at very little margin, as part of a larger business relationship that is still in place. Therefore, the loss of this customer and the related revenues did not have a material impact on our net operating results.

Audio and Web Conferencing Services Group revenues were approximately $2.6 million for the three months ended December 31, 2012, an increase of approximately $104,000 (4.2%) from the corresponding period of the prior fiscal year. This increase was a result of the first month of revenues of approximately $111,000 arising from the operations of Intella2, which we acquired on November 30, 2012.

Consolidated gross margin was approximately $3.0 million for the three months ended December 31, 2012, an increase of approximately $43,000 (1.5%) from the corresponding period of the prior fiscal year. Our consolidated gross margin percentage was 70.3% for the three months ended December 31, 2012, versus 65.7% for the corresponding period of the prior fiscal year. This was due to reductions in Infinite cost of sales as well as the discontinuance of a single low margin DMSP and hosting customer, as discussed above. During the third quarter of fiscal 2012, we renegotiated certain supplier contracts which reduced our Infinite division cost of sales by approximately $55,000 for the three months ended December 31, 2012 and that we expect will reduce our Infinite division cost of sales by another approximately $116,000 for the remainder of fiscal 2013, as compared to the corresponding period of fiscal 2012.

Consolidated operating expenses were approximately $3.3 million for the three months ended December 31, 2012, a decrease of approximately $133,000 (3.8%) from the corresponding period of the prior fiscal year, primarily due to an approximately $200,000, or 33.0%, decrease in professional fees expense as compared to the corresponding period of the prior fiscal year. The decrease in professional fees is primarily due to an approximately $141,000 decrease in the expense associated with compensation in shares and options for financial consulting and advisory services. In addition, during the second quarter of fiscal 2012, we terminated a consulting contract, which termination reduced our professional fee expenses by approximately $82,000 for the three months ended December 31, 2012 and that we expect will reduce our professional fees expense by another approximately $230,000 for the remainder of fiscal 2013, as compared to the corresponding period of fiscal 2012.

Onstream’s first quarter fiscal 2013 net loss of approximately $0.7 million, or $(0.05) per share, was based on approximately 13.3 million weighted average shares outstanding, as compared to net loss of approximately $0.7 million, or $(0.06) per share, which was based on approximately 11.9 million weighted average shares outstanding. As discussed above, the current quarter loss includes a one time expense of $85,000 for broker’s fees related to the Intella2 acquisition, an approximately $65,000 cost of a funding commitment letter and an approximately $58,000 increase in interest expense arising from the debt financing used to acquire Intella2.

The current quarter net loss also includes a non-cash debt extinguishment loss of approximately $69,000.

Onstream’s EBITDA, as adjusted, for the three months ended December 31, 2012 was negative ($38,997) an approximately $97,536 improvement as compared to EBITDA, as adjusted, of negative ($136,533) for the first quarter of fiscal 2012. EBITDA for the current year quarter was adversely affected by a one-time expense of $85,000 for brokers fees related to the Intella2 acquisition.

Cash flow from operating activities (before changes in current assets and liabilities other than cash) for the three months ended December 31, 2012 was negative ($10,425), compared to net cash provided by operating activities of $110,259 for the three months ended December 31, 2011. Cash used in the quarter for operations included a one time expense for $85,000 for broker’s fees  related to the Intella2 acquisition, an approximately $65,000 cost of a funding commitment letter as well as an increase in interest expense arising from the debt financing used to acquire Intella2.

Teleconference

Onstream’s leadership team will conduct a conference call on Wednesday, February 20th at 4:00 p.m. ET to discuss those financial results. During this teleconference, Mr. Randy Selman, President and Chief Executive Officer of Onstream and Mr. Robert Tomlinson, the company's Chief Financial Officer, will also discuss the integration of the Company’s recent acquisition of Intella2 as well as provide an outlook for the remainder of fiscal 2013. The discussion will be followed by an open Q&A session. Interested parties may listen to the presentation live online at http://www.visualwebcaster.com/event.asp?id=92268 or by calling 1-888-645-4404 or 201-604-0169. It is recommended to dial in approximately 10 to 15 minutes prior to the scheduled start time. An audio rebroadcast of the conference call will be archived for one year online at http://www.visualwebcaster.com/event.asp?id=92268.

About Onstream Media:

Onstream Media Corporation (OTCQB: ONSM), is a leading online service provider of live and on-demand corporate audio and web communications and  virtual event technology with integrated social media marketing tools. Onstream Media's innovative Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The company's MarketPlace365® solution enables publishers, associations, tradeshow promoters and entrepreneurs to rapidly and cost effectively self-deploy their own online virtual marketplaces. In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. To date, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services. Select Onstream Media customers include AAA, Dell, Disney, Georgetown University, National Press Club, PR Newswire, Shareholder.com (NASDAQ), Sony Pictures, and the U.S. Government. Onstream Media's strategic relationships include Akamai, BT Conferencing, and Trade Show News Network (TSNN). For more information, visit Onstream Media at http://www.onstreammedia.com or call 954-917-6655.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

Financial Tables Follow

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended December 31,
	2012	2011
REVENUE:
Audio and web conferencing	$2,042,083	$2,011,701
Webcasting	1,378,312	1,499,954
DMSP and hosting	241,984	472,957
Network usage	527,367	479,445
Other	89,971	50,060
Total revenue	4,279,717	4,514,117

COSTS OF REVENUE:
Audio and web conferencing	574,486	645,511
Webcasting	389,795	431,997
DMSP and hosting	32,579	239,794
Network usage	253,346	216,345
Other	19,053	13,441
Total costs of revenue	1,269,259	1,547,088

GROSS MARGIN	3,010,458	2,967,029

OPERATING EXPENSES:
General and administrative:
Compensation	1,983,170	1,995,876
Professional fees	406,013	606,235
Other	628,536	521,735
Depreciation and amortization	329,225	356,508
Total operating expenses	3,346,944	3,480,354

Loss from operations	(336,486)	(513,325)

OTHER EXPENSE, NET:
Interest expense	(306,026)	(182,848)
Debt extinguishment loss	(68,600)	-
Gain from adjustment of derivative liability to fair value	27,480	23,051
Other (expense) income, net	(31,736)	20,284

Total other expense, net	(378,882)	(139,513)

Net loss	$(715,368)	$(652,838)

Loss per share – basic and diluted:

Net loss per share	$(0.05)	$(0.06)

Weighted average shares of common stock outstanding – basic and diluted	13,273,714	11,852,414

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO EBITDA AND EBITDA, AS ADJUSTED

	Three months ended
	December 31,
	2012	2011
	(unaudited)
Net loss	$(715,368)	$(652,838)
Add: Depreciation and amortization	329,225	356,508
Add: Interest expense	306,026	182,848
EBITDA	$ (80,117)	$(113,482)

EBITDA	$ (80,117)	$(113,482)
Add: Debt extinguishment loss	68,600	-
Less: Gain from adjustment of derivative liability to fair value	(27,480)	(23,051)
EBITDA, as adjusted	$ (38,997)	$(136,533)

EBITDA is defined as earnings (loss) before interest expense, depreciation, income taxes and amortization.

EBITDA, as adjusted, represents EBITDA, as defined above, adjusted for debt extinguishment loss and for gain from adjustment of derivative liability to fair value.

EBITDA and EBITDA, as adjusted, are non-U.S. GAAP financial measures.

Management believes EBITDA and EBITDA, as adjusted, to be meaningful indicators of our performance that provides useful information to investors regarding our financial condition and results of operations. Presentation of EBITDA and EBITDA, as adjusted, is commonly used by financial analysts and others who follow our industry to measure operating performance. While management considers EBITDA and EBITDA, as adjusted, to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP). EBITDA and EBITDA, as adjusted, do not reflect cash available to fund cash requirements. Not all companies calculate EBITDA or EBITDA, as adjusted, in the same manner and the measure as presented may not be comparable to similarly-titled measures presented by other companies.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2012	September 30, 2012
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$196,026	$359,795
Accounts receivable, net of allowance for doubtful accounts of $209,648 and $195,737, respectively	2,237,434	2,357,726
Prepaid expenses	280,291	293,294
Inventories and other current assets	138,699	146,159
Total current assets	2,852,450	3,156,974
PROPERTY AND EQUIPMENT, net	3,160,393	2,841,115
INTANGIBLE ASSETS, net	797,483	277,579
GOODWILL, net	10,610,548	10,146,948
OTHER NON-CURRENT ASSETS	146,215	146,215
Total assets	$17,567,089	$16,568,831

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,555,913	$1,634,110
Accrued liabilities	1,441,679	1,398,668
Amounts due to directors and officers	700,441	669,697
Deferred revenue	94,117	138,856
Notes and leases payable – current portion, net of discount	2,215,550	1,650,985
Convertible debentures – current portion, net of discount	678,292	407,384
Total current liabilities	6,685,992	5,899,700
Accrued liabilities – non-current portion	548,594	-
Notes and leases payable, net of current portion and discount	549,603	189,857
Convertible debentures, net of current portion and discount	325,232	801,844
Detachable warrant, associated with sale of common/preferred shares	-	81,374
Total liabilities	8,109,421	6,972,775
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Series A-13 Convertible Preferred stock, par value $.0001 per share, authorized 170,000 shares, zero and 17,500 issued and outstanding, respectively	-	2
Series A-14 Convertible Preferred stock, par value $.0001 per share, authorized 420,000 shares, zero and 160,000 issued and outstanding, respectively	-	16
Common stock, par value $.0001 per share; authorized 75,000,000 shares, 14,430,467 and 12,902,217 issued and outstanding, respectively	1,443	1,289
Additional paid-in capital	141,765,183	141,199,626
Accumulated deficit	(132,308,958)	(131,604,877)
Total stockholders’ equity	9,457,668	9,596,056
Total liabilities and stockholders’ equity	$17,567,089	$16,568,831

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